Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration File No.: 333-172366-02

Date: March 12, 2012

WFRBS COMMERCIAL MORTGAGE TRUST 2012-C6 - PUBLIC NEW ISSUE $790.88MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JT BOOKRUNNERS: WELLS FARGO SECURITIES and RBS

CO-MANAGER: CITIGROUP

OFFERED CERTIFICATES - PUBLIC

CLASS	F/KBRA/MDY	SIZE($MM)	WAL(YRS)	C/E	CUM LTV	NOI DY
A-1	AAA(sf)/AAA(sf)/Aaa(sf)	57.427	2.30	30.000%	41.8%	17.7%
A-2	AAA(sf)/AAA(sf)/Aaa(sf)	136.818	4.47	30.000%	41.8%	17.7%
A-3	AAA(sf)/AAA(sf)/Aaa(sf)	67.832	7.20	30.000%	41.8%	17.7%
A-4	AAA(sf)/AAA(sf)/Aaa(sf)	385.428	9.45	30.000%	41.8%	17.7%
A-S	AAA(sf)/AAA(sf)/Aaa(sf)	100.595	9.82	19.125%	48.3%	15.3%
B	AA(sf)/AA(sf)/Aa2(sf)	42.781	9.95	14.500%	51.0%	14.5%

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	F/KBRA/MDY	SIZE($MM)	WAL(YRS)	C/E	CUM LTV	NOI DY
C	A(sf)/A(sf)/A2(sf)	31.219	9.95	11.125%	53.0%	14.0%
D	BBB-(sf)/BBB-(sf)/Baa3(sf)	47.407	9.96	6.000%	56.1%	13.2%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$925.0MM
NUMBER OF LOANS:	89
NUMBER OF PROPERTIES:	152
WA CUT-OFF LTV:	61.1%
WA BALLOON LTV:	51.2%
WA U/W DSCR:	1.58x
WA U/W NOI DEBT YIELD:	12.4%
WA MORTGAGE RATE:	5.598%
TOP TEN LOANS %:	37.5%
WA TERM TO MATURITY (MOS):	106
WA AMORTIZATION TERM (MOS):	329
WA SEASONING (MOS):	5

LOAN SELLERS:	WFB (54.7%), RBS (22.7%), LIG I (9.2%), C-III (8.0%),
BASIS (5.3%)

TOP 5 PROPERTY TYPES:	RETAIL (34.7%), HOSPITALITY (19.8%), OFFICE (14.0%),
SELF STORAGE (10.8%), MHC (7.5%)

TOP 5 STATES:    CA (29.2%), TX (12.5%), FL (9.8%), MD (9.3%), AZ (5.5%)

MASTER SERVICER:	WELLS FARGO BANK
SPECIAL SERVICER:	MIDLAND LOAN SERVICES

SUBORDINATE CLASS REP:    RREF CMBS AIV, LP (RIALTO REAL ESTATE FUND, LP)

DOCUMENTS & TIMING

TERM SHEET, RED, ANNEX A:	ATTACHED
PRESALE REPORTS:	WED, 3/14
ANTICIPATED PRICING:	Late Wk of 3/12 / Early Wk of 3/19
ANTICIPATED SETTLEMENT:	APRIL 4, 2012

ROADSHOW

NEW YORK 1x1’s:	MON/TUE, 3/12-13
CONFERENCE CALLS:	UPON DEMAND

HARTFORD, BREAKFAST:	WED, 3/14 @ 8:30AM EST, MAX’S
BOSTON, LUNCH:	WED, 3/14 @ 12:30PM EST, LANGHAM HOTEL

MINNEAPOLIS, BREAKFAST: WED, 3/14 @ 7:30AM CST, GRAND HOTEL CHICAGO, GROUP MEETING: WED, 3/14 @ 2:00PM CST, WELLS FARGO OFFICE

GLOBAL INVESTOR CALL

DATE:	TUES, 3/13
TIME:	11:00AM EST
US DIAL-IN:	877-476-9886
INTERNATIONAL DIAL-IN:	706-643-7212
PASSCODE:	60528361

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-172366) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

Nothing in this communication constitutes an offer of securities for sale in any other jurisdiction where the offer or sale is not permitted. The information contained herein is preliminary as of the date hereof, supersedes any such information previously delivered to you and will be superseded by any such information subsequently delivered and ultimately by the final prospectus relating to the securities. These materials are subject to change, completion, supplement or amendment from time to time.

This information is prepared for informational purposes only and further distribution is prohibited. Not an offer, recommendation or solicitation to buy or sell, nor an official confirmation of terms. Prices, levels and valuations provided are only indications and subject to change. Wells Fargo Securities does not guarantee the accuracy and makes no express or implied warranties. Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC, member NYSE, FINRA, SIPC, and NFA and Wells Fargo Institutional Securities, LLC member FINRA and SIPC.

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